EXHIBIT B

THIS NOTE AND THE SECURITIES ISSUABLE UPON THE CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF ANY STATE. THESE SECURITIES MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED EXCEPT AS PERMITTED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR AN EXEMPTION THEREFROM. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE ISSUER THAT SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION OTHERWISE COMPLIES WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

THIS NOTE IS SUBJECT TO THE TERMS AND CONDITIONS OF A SUBORDINATION AND STANDSTILL AGREEMENT DATED OF EVEN DATE HEREWITH BY AND AMONG, AMONG OTHERS, BORROWER, KEYBANK NATIONAL ASSOCIATION AND LENDER (THE “SUBORDINATION AGREEMENT”).

CONVERTIBLE PROMISSORY NOTE AND LOAN AGREEMENT

THIS CONVERTIBLE PROMISSORY NOTE AND LOAN AGREEMENT (as the same may from time to time be amended, restated, modified or otherwise supplemented, this “Note”), dated as of November 18, 2020 (the “Effective Date”), is executed by CONDOR HOSPITALITY TRUST, INC., a Maryland corporation (together with its successors and assigns permitted hereunder, the “Borrower”), in favor of SREP III Flight – Investco 2, L.P., a Delaware limited partnership (together with its successors and assigns, the “Lender”).

ARTICLE 1

PROMISE TO PAY

For value received, Borrower hereby promises to pay to the order of Lender the principal sum of Seven Million, Two Hundred and Twenty Thousand and Four Hundred and Forty-Three Dollars ($7,220,443), plus any capitalized interest (as described below) or the unpaid balance of all principal advanced against this Note, plus any capitalized interest, if that amount is less, together with interest thereon, each as set forth herein (including, without limitation, pursuant to Sections 2.1, 2.3 and 2.4 below).

ARTICLE 2

LOAN FACILITY

2.1. Description.

(a) Subject to the other terms and conditions of this Note, Lender hereby agrees to make available to Borrower on the Effective Date a loan (the “Loan”) in the original principal amount of Seven Million, Two Hundred and Twenty Thousand and Four Hundred and Forty-Three Dollars ($7,220,443), the proceeds of which are to be used by Borrower exclusively for the payment on the Effective Date of outstanding principal and accrued but unpaid interest owing by Borrower to the Senior Lenders (as defined below) under that certain Credit Agreement dated as of March 1, 2017 (as the same has been amended, restated, supplemented or otherwise modified from time to time, the “Senior Loan Agreement”) among KeyBank National Association, as agent (“KeyBank”), certain lenders parties thereto (the “Senior Lenders”) and Borrower.

(b) Subject to the terms and conditions herein, the Loan shall consist of a single advance to be extended by Lender to or for the benefit of Borrower hereunder.

(c) This Note shall evidence Borrower’s absolute and unconditional obligation to repay Lender for the Loan made by Lender, together with interest thereon and fees hereunder, each as herein provided.

(d) The outstanding principal of the Loan (including capitalized interest), together with all interest accrued thereon, the Exit Fee (as defined below), the Make Whole Fee (as defined below) and all other amounts owing hereunder shall be repaid in full on or before the earliest to occur of (i) the closing of a Rights Offering (as defined below) or of a Non-Rights Offering Conversion (as defined below) in the amount equal to the entire outstanding principal balance under this Note at such time, (ii) the date upon which all amounts hereunder are declared to be (or which otherwise automatically become) immediately due and payable on or after the occurrence of an Event of Default (as defined below), and (iii) January 2, 2023 (the earliest of any such date being the “Maturity Date”).

2.2. Funding Procedures.

(a) Subject to the terms and conditions of this Note and so long as no Event of Default has occurred or would result hereunder, Lender shall make the Loan to Borrower on the Effective Date. For purposes of this Note, the term “Business Day” means any day except a Saturday, Sunday or other day on which banks in New York, New York and Ciudad Autónoma de Buenos Aires, Argentina are authorized by law to close, other than the Jewish holidays listed by Bloomberg under CDR-JW (including Pesach 1st day, Pesach 2nd day, Pesach 7th day, Pesach 8th day, Shavuot, Shavuot (yizcor), Rosh Hashanah, Yom Kippur, Sucot, Shemini Atzeret and Simjat Tora).

(b) The Loan shall be advanced by Lender to Borrower in accordance with Borrower’s written instructions provided to Lender.

2.3. Interest and Fees.

(a) The Loan shall bear interest on the outstanding principal amount thereof (including capitalized interest) from the date made until the Loan is paid in full. Borrower agrees to pay interest on the unpaid principal amount of the Loan (including capitalized interest) from time to time outstanding hereunder at a rate of interest per annum equal to ten percent (10.00%) (as such rate may be modified as set forth herein), compounding annually. Notwithstanding the foregoing, it is hereby agreed that no interest shall be deemed to have accrued, or will after the closing of a Rights Offering, accrue, on any principal portion of the Loan (the “Converted Principal Amount”) which is used by Lender as consideration for payment by it for Common Stock (as defined below) pursuant to a Rights Offering in accordance with Section 3.1 below.

(b) If (x) any Event of Default shall occur and be continuing or (y) any amounts hereunder remain outstanding and unpaid after May 31, 2021, then the rate of interest applicable to the Loan then outstanding shall be the rate of interest otherwise accruing pursuant to Section 2.3(a) hereof, plus ten percent (10.00%) per annum (such aggregate rate being the “Default Rate”), compounding annually. The Default Rate shall apply, in the case of clause (x) above, from the date of the Event of Default until the date such Event of Default is waived by Lender in writing, and in the case of clause (y), from and after May 31, 2021.

(c) Subject to Section 3.9 below, in the event a Board Decision, as defined and provided for in Section 3.7 below, shall occur, then the rate of interest applicable to the Loan then outstanding shall be the rate of interest otherwise accruing pursuant to Section 2.3(a) hereof, plus fifteen percent (15.00%) per annum (such aggregate rate (25.00%) being the “Board Decision Rate”), compounding annually. For the avoidance of doubt, during the time the Board Decision Rate is applicable, the Default Rate shall not be applicable.

(d) Interest shall be computed for the actual number of days elapsed on the basis of a year consisting of three hundred sixty five (365) days, including the date the Loan is made and excluding the date the Loan or any portion thereof is paid or prepaid.

(e) All contractual rates of interest chargeable on the Loan shall continue to accrue and be paid even after default, maturity, acceleration, judgment, bankruptcy, insolvency proceedings of any kind or the happening of any event or occurrence similar or dissimilar.

(f) Borrower hereby agrees to pay Lender an up-front fee (the “Up-Front Fee”) equal to Thirty-Six Thousand and One Hundred and Two Dollars ($36,102). Such fee shall be fully earned and due and payable on the Effective Date (and may be deducted by Lender directly from the Loan advance without reducing the principal amount of the Loan).

(g) Borrower hereby agrees to pay Lender an exit fee (the “Exit Fee”) equal to (x) two percent (2.00%) of (y) the original principal amount of the Loan ($7,220,443), minus the Converted Principal Amount, if any (such difference being the “Bridge Amount”). Such fee shall be fully earned and due and payable upon the earlier of (i) the Maturity Date and (ii) the repayment or prepayment in full of the entire outstanding principal balance of the Loan (including pursuant to a Conversion (as defined herein)). If Lender decides to not participate in any Rights Offering Conversion (as defined herein) which has been approved by Borrower’s shareholders and board of directors (and such approval has not thereafter been rescinded, terminated or revoked, including pursuant to a Board Decision), then the Exit Fee shall not be earned or due and payable.

2.4. Payments.

(a) All accrued interest on the Loan shall be due and payable by Borrower in arrears (i) on the Maturity Date and (ii) upon any payment or prepayment of the outstanding principal balance of the Loan. After the Maturity Date, interest shall be payable on demand. In addition, all accrued but unpaid interest shall be capitalized (paid in kind and added to the principal balance hereof) on each annual anniversary of the date hereof until paid in full.

(b) The entire outstanding principal balance of the Loan (including capitalized interest), together with all unpaid and accrued interest thereon, and all fees and other amounts owing hereunder, shall be due and payable on the Maturity Date. In addition, Borrower shall be required to prepay (such prepayment to be applied as set forth in Section 2.4(d)) the obligations hereunder in accordance with Sections 3.1 and 3.3 of this Note immediately upon their receipt of such amounts from any Conversion or other sale of equity in connection with a Conversion. Borrower shall also be required to prepay the obligations hereunder from time to time upon its receipt of proceeds from any Unsolicited Cash Proceeds in accordance with and as required pursuant to the provisions of Section 3.9(c) (such prepayment to be applied as set forth in Section 2.4(d)).

(c) Without the prior written consent of Lender, the Loan may only be voluntarily prepaid by Borrower following the later to occur of (i) the expiration of the time period for the exercise of the Non-Rights Offering Conversion option set forth in the last sentence of Section 3.3, and (ii) the end of the Non-Solicitation Period as provided in Section 3.8 below, following which time the Loan may be prepaid without premium or penalty in whole, but not in part (unless Lender otherwise consents). Any such prepayment shall be accompanied by the payment of all then accrued but unpaid interest, fees (including the Exit Fee and the Make Whole Fee, if applicable) and any other amounts owing under and pursuant to the terms of this Note.

(d) All payments and prepayments shall be applied in the order determined by Lender in its sole discretion, which may require payment of any unpaid interest, unpaid Exit Fee, unpaid Make Whole Fee (if applicable) and other amounts owing to Lender prior to payment of any outstanding principal owing hereunder. Except as otherwise provided herein, all payments of principal, interest or other amounts payable by Borrower hereunder shall be remitted to Lender in immediately available funds not later than 3:00 p.m., New York time, on the day due. Any payment received by Lender after such time shall be deemed to have been made on the next succeeding Business Day. Whenever any payment is stated as due on a day which is not a Business Day, the maturity of such payment shall be extended to the next succeeding Business Day and interest shall continue to accrue during such extension.

(e) All payments of principal, interest, fees and other amounts hereunder shall be made for the benefit of Lender. All payments under this Note shall be made in cash by check or wire transfer of immediately available funds in currency of the United States of America to such address or account as Lender shall hereafter give to Borrower by written notice made in accordance with the provisions of this Note, without set-off, deduction or counterclaim. Under no circumstances may Borrower offset any amount owed by Borrower to Lender under this Note with an amount owed by Lender to Borrower under any other arrangement.

ARTICLE 3

CONVERSION

3.1. Rights Offering Conversion. If Borrower commences a rights offering whereby the existing holders of common stock of Borrower (the “Common Stock”) receive rights to subscribe for 4,000,000 shares of Common Stock (a “Rights Offering”) for a total purchase price of Ten Million Dollars ($10,000,000) at $2.50 per share (the “Rights Offering Amount”), the then outstanding principal amount of this Note, or any portion hereof, may, at the election of Lender, be converted (a “Rights Offering Conversion”) into fully paid and nonassessable shares of Common Stock at the closing of any such Rights Offering, pursuant to the exercise of rights by Lender or its affiliates in the Rights Offering or the purchase of shares of Common Stock underlying unexercised rights in the Rights Offering, which shares Borrower hereby commits to offer to Lender, in accordance with any backstop commitment of Lender or its affiliates, at a price per share equal to the subscription price for each share of Common Stock pursuant to any such Rights Offering (as adjusted equitably for any stock splits or stock dividends affecting the Common Stock, the “Rights Offering Conversion Price”). Upon any such Rights Offering Conversion, a portion of the principal amount hereof shall be deemed paid and satisfied to the extent of the aggregate Rights Offering Conversion Price for such number of shares so elected by Lender to be included in such Rights Offering Conversion (with any unconverted portion hereof, the Bridge Amount, remaining outstanding and owing hereunder). Notwithstanding anything to the contrary that may be set forth herein, the number of shares of Common Stock into which the principal amount of this Note, or any portion hereof, may be Converted shall equal the minimum number of shares of Common Stock needed to cause the gross proceeds from any such Rights Offering (after taking account of all other investors’ (excluding Lender and its affiliates) participation therein) to equal the Rights Offering Amount (or, if higher, such other amount of shares permitted to be subscribed for by Lender pursuant to the terms of the Rights Offering). Nothing in this Note shall be deemed to commit or require Lender to participate in or to exercise any Rights Offering Conversion in connection with, or shall be deemed to be an offer by Lender to participate in or exercise any Rights Offering Conversion in connection with, a Rights Offering, all of which shall be at Lender’s sole and absolute discretion. Borrower shall use all cash proceeds of the Rights Offering to prepay the obligations hereunder as required pursuant to Section 2.4(b).

3.2. Rights Offering Conversion Procedure. If a Rights Offering is commenced, written notice shall be delivered to Lender notifying Lender of the general terms of the proposed conversion that may be effected, specifying the Rights Offering Conversion Price, the then outstanding principal amount of this Note, or any portion thereof, that may be converted, the number of shares of Common Stock into which the principal amount of this Note, or any portion thereof, may be converted and the date on which any such conversion shall occur (which shall be the date of the closing of any such Rights Offering). If, upon receipt of such written notice from Borrower, Lender elects to exercise its right to convert, Lender shall deliver written notice thereof to Borrower within three (3) Business Days after Lender received such written notice from Borrower. Borrower shall, in accordance with the terms of the Rights Offering, issue and deliver to Lender a certificate or certificates for the number of shares to which Lender shall be entitled upon such conversion, or shall otherwise issue such shares in book-entry form and provide Lender confirmation thereof. For the avoidance of doubt, if a Rights Offering is commenced and Lender provides written notice to exercise its right to convert, and the closing of any such Rights Offering does not occur, then any such written notice shall be deemed to be withdrawn and no Rights Offering Conversion shall occur.

3.3. Non-Rights Offering Conversion. If any amounts hereunder remain outstanding and unpaid after May 31, 2021 (or, if earlier, the termination, rescission or rejection of the Rights Offering by Borrower’s board of directors or shareholders), the then outstanding principal amount of this Note (including capitalized interest), or any portion hereof, may, at the election of Lender, be converted (a “Non-Rights Offering Conversion” and, together with any Rights Offering Conversion, a “Conversion”) into fully paid and nonassessable shares of Common Stock at a price per share equal to $2.50 (as adjusted equitably for any stock splits or stock dividends affecting the Common Stock, the “Non-Rights Offering Conversion Price”); provided, however, that Lender shall not be entitled to exercise a Non-Rights Offering Conversion (a) unless and until the Shareholder Approval has been obtained or (b) in the event of a Board Decision contemplated by clause (b) of Section 3.7. Upon any such Non-Rights Offering Conversion, a portion of the principal amount hereof shall be deemed paid and satisfied to the extent of the aggregate Non-Rights Offering Conversion Price for such number of shares so elected by Lender to be included in such Non-Rights Offering Conversion (with any unconverted portion hereof remaining outstanding and owing hereunder). If Lender elects to exercise its right to convert, Lender shall deliver written notice thereof to Borrower and Borrower shall issue and deliver to Lender a certificate or certificates for the number of shares to which Lender shall be entitled upon such Non-Rights Offering Conversion, or shall otherwise issue such shares in book-entry form and provide Lender confirmation thereof.

If (a) Lender gives written notice to Borrower of its decision not to participate in any Rights Offering Conversion which has been approved by Borrower’s shareholders and board of directors (and such approval has not been rescinded, terminated or revoked, including by a Board Decision), or (b) Lender does not exercise a Non-Rights Offering Conversion for the outstanding principal amount hereof within three (3) Business Days after the later of (i) May 31, 2021 or (ii) the date upon which Lender receives written notice from Borrower that Shareholder Approval has been obtained, then, unless a Board Decision contemplated by clause (b) of

Section 3.7 has occurred, the Loan evidenced by this Note shall continue to remain outstanding in accordance with its terms and (x) the interest rate required by Section 2.3(a) hereof (ten percent (10.00%)) shall be reduced to five percent (5.00%) per annum, compounding annually, as of the earliest to occur of clauses (a) or (b) above and (y) clause (y) of Section 2.3(b) shall thereafter cease to be operative for purposes of invoking the Default Rate (it being acknowledged that clause (x) of Section 2.3(b) shall continue to be operative, if applicable).

3.4. Fractional Shares; Interest; Effect of Conversion. Except as otherwise permitted pursuant to the terms of the Rights Offering, no fractional shares shall be issued upon any Conversion of this Note. In lieu of Borrower issuing any fractional shares to Lender upon any Conversion of this Note, Borrower shall round up any fractional share of Common Stock which would otherwise be due to Lender upon Conversion hereof.

3.5. Shareholder Approval. Subject to Section 3.7 below, as promptly as practicable following the date hereof, Borrower shall convene a special meeting of its shareholders and seek (and use best efforts to obtain) shareholder approval pursuant to applicable rules of the New York Stock Exchange of the Rights Offering, any Conversion and transactions contemplated by this Note, including the applicable Conversion Price to be used to determine the number of shares of Common Stock issued upon a Conversion (the “Shareholder Approval”). In the event the Shareholder Approval is not obtained at such meeting, Borrower shall successively seek similar approval at each annual meetings of shareholders until such Shareholder Approval is obtained.

3.6. Voting Agreement. Reference is made to the Voting Agreement (the “Voting Agreement”), dated as of the date hereof, between Borrower and SREP III Flight—Investco, L.P. (“SREP”) pursuant to which SREP has committed to vote its voting securities in Borrower in favor of the Shareholder Approval. In the event SREP fails to vote its voting securities in Borrower in favor of the Shareholder Proposal as required by the Voting Agreement, then the Loan evidenced by this Note shall continue to remain outstanding in accordance with its terms and, effective as of the date on which such vote was held, (x) the interest rate required by Section 2.3(a) hereof (ten percent (10.00%)) shall be reduced to five percent (5.00%) per annum, compounding annually and (y) clause (y) of Section 2.3(b) shall thereafter cease to be operative for purposes of invoking the Default Rate.

3.7.

Failure to Proceed with or Termination of Rights Offering; Non-Rights Offering Conversion; Decision to Not Seek Shareholder Approval. The independent members of the board of directors of the Company, exclusive of members of the board of directors designated for election by any affiliate of Lender or any affiliate of IRSA Inversiones y Representaciones Sociedad Anónima (“IRSA”) pursuant to contract rights with Borrower, may determine (a) not to proceed with, or to terminate, a Rights Offering, (b) to prohibit a Non-Rights Offering Conversion at a time when the Lender would otherwise be entitled to exercise a Non-Rights Offering Conversion, or (c) to not seek the Shareholder Approval, if proceeding with, or failure to so terminate, a Rights Offering, failure to prohibit a Non-Rights Offering Conversion or the seeking to obtain the Shareholder Approval would reasonably be expected to constitute a breach of the directors’ duties set forth in Section 2-405.1 of the Maryland General Corporation Law, as reasonably determined by such members of the board of directors of the Company in good faith after consultation with outside legal counsel and based on the advice of such counsel (a “Board Decision”); provided, that no Board Decision shall be permitted in order to accept an Unsolicited Cash Offer unless the net proceeds to the Company of such Unsolicited Cash Offer is sufficient to pay to (i) Lender the Make Whole Fee plus all other amounts then owing to Lender hereunder and (ii) IRSA or its affiliates of one or more notes, securities or other instruments intended to convey similar economic benefits as are set forth in of this Note (an “IRSA Note”). A Board Decision shall not be deemed a default or breach of the Company’s obligations hereunder.

3.8. No Solicitation. Until the earlier of (a) the date of a Board Decision or (b) June 3, 2021 (the “Non-Solicitation Period”), Borrower agrees that it shall not, and it shall cause its directors, employees, officers, and financial advisors to not, solicit discussions or negotiations with any person, other than Lender or its affiliates, with respect to any inquiry, proposal, offer, indication of interest, discussion or request for nonpublic information from a third party that constitutes, or could be reasonably expected to lead to, a cash offer for newly issued Common Stock or securities convertible into Common Stock of the Company.

3.9. Make Whole Fee. In the event of a Board Decision pursuant to Section 3.7 in order to accept an unsolicited cash offer for newly issued Common Stock or securities convertible into Common Stock of the Company (“Unsolicited Cash Offer”), then upon consummation of the sale of such newly issued securities pursuant to an Unsolicited Cash Offer, Borrower shall pay Lender a sum equal to (a) the number of newly issued or issuable shares of Common Stock issued to Lender or its affiliates pursuant to such Unsolicited Cash Offer up to but not to exceed 24.2% of the newly issued or issuable Common Stock in the Unsolicited Cash Offer, multiplied by (b) the amount that the sales price (or deemed sales price, in the case of convertible securities) per share of newly issued or issuable shares of Common Stock in such Unsolicited Cash Offer exceeds $2.50 (the “Make Whole Fee”) in cash, plus (c) the net proceeds of such Unsolicited Cash Offer up to an amount sufficient to pay all other amounts then owing to Lender hereunder, within three (3) Business Days following receipt of the sale proceeds in such Unsolicited Cash Offer (the “Make Whole Deadline”); provided, that a Make Whole Fee shall not be paid or thereafter due to Lender on account of any portion of an Unsolicited Cash Offer the net proceeds of which are in excess of amounts owing to Lender hereunder and to IRSA or its affiliates under any IRSA Note (including principal, interest, fees and expenses) and such net proceeds are paid to Lender or IRSA or its affiliates, as applicable. Upon payment of all Make Whole Fees and all other amounts owing to Lender hereunder (including all principal, interest, fees and expenses) then Lender shall have no further rights under this Article 3. For the avoidance of doubt, any Make Whole Fee can be applied by Lender to pay the purchase price of any shares of Common Stock purchased by Lender of its affiliates pursuant to such Unsolicited Cash Offer. A Board Decision contemplated by this Section 3.9 shall not cause an increase of the interest rate to the Default Rate or to the Board Decision Rate unless payment of such Make Whole Fee and all other amounts owing to Lender hereunder are not made as provided hereunder on or prior to the Make Whole Deadline. The Make Whole Fee is in addition to, and not in lieu of, any other payments due to Lender hereunder.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF BORROWER

4.1. Borrower represents and warrants to Lender that:

(a) Due Incorporation, Qualification, etc. Borrower (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland; (ii) has the power and authority to own, lease and operate its properties and carry on its business as now conducted; and (iii) is duly qualified, licensed to do business and in good standing as a foreign corporation in each jurisdiction where the failure to be so qualified or licensed could reasonably be expected to have a material adverse effect on Borrower.

(b) Authority. The execution, delivery and performance by Borrower of this Note and the consummation of the transactions contemplated hereby (i) are within the power of Borrower and (ii) subject to receipt of the Shareholder Approval in respect of the issuance of shares of Common Stock upon any Conversion, have been duly authorized by all necessary actions on the part of Borrower.

(c) Enforceability. This Note has been duly executed and delivered by Borrower and constitutes a legal, valid and binding obligation of Borrower, enforceable against Borrower in accordance with its terms, except as limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and general principles of equity.

(d) Shares Fully Paid. All shares of Common Stock that are issuable as contemplated herein shall, upon issue, be duly authorized, validly issued, fully paid and nonassessable.

(e) Non-Contravention. The execution and delivery by Borrower of each of this Note and the performance and consummation of the transactions contemplated hereby and thereby do not and will not (i) violate the charter or bylaws of Borrower, or any material judgment, order, writ, decree, statute, rule or regulation applicable to Borrower or (ii) result in the creation or imposition of any lien upon any property, asset or revenue of Borrower or the suspension, revocation, impairment, forfeiture, or nonrenewal of any material permit, license, authorization or approval applicable to Borrower, its business or operations, or any of its assets or properties.

(f) Approvals. No consent, approval, order or authorization of, or registration, declaration or filing with, any governmental authority or other person or entity (including, without limitation, the shareholders of any person or entity) is required in connection with the execution and delivery of this Note by Borrower and the performance and consummation of the transactions contemplated hereby, other than such as have been obtained and remain in full force and effect and other than such qualifications or filings under applicable securities laws as may be required in connection with the transactions contemplated by this Note.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF LENDER

5.1. Lender represents and warrants to Borrower that:

(a) Binding Obligation. Lender has full legal capacity, power and authority to execute and deliver this Note and to perform its obligations hereunder. This Note constitutes a legal, valid and binding obligation of Lender, enforceable against Lender in accordance with its terms, except as limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and general principles of equity.

(b) Securities Law Compliance. Lender has been advised that this Note and the underlying securities have not been registered under the Act and any applicable state securities laws and, therefore, cannot be resold unless it or they are registered under the Act and applicable state securities laws or unless an exemption from such registration requirements is available. Lender is aware that Borrower is under no obligation to affect any such registration with respect to this Note or the underlying securities or to file for or comply with any exemption from registration. Lender has not been formed solely for the purpose of making this investment and is purchasing this Note for its own account for investment, not as a nominee or agent, and not with a view to, or for resale in connection with, the distribution thereof, and Lender has no present intention of selling, granting any participation in, or otherwise distributing the same. Lender has such knowledge and experience in financial and business matters that Lender is capable of evaluating the merits and risks of such investment, is able to incur a complete loss of such investment without impairing Lender’s financial condition and is able to bear the economic risk of such investment for an indefinite period of time. Lender is an “accredited investor” as such term is defined in Rule 501 of Regulation D under the Act and shall submit to Borrower such further assurances of such status as may be reasonably requested by Borrower.

(c) Access to Information. Lender acknowledges that Borrower has given Lender access to the corporate records and accounts of Borrower and to all information in its possession relating to Borrower, has made its officers and representatives available for interview by Lender, and has furnished Lender with all documents and other information required for Lender to make an informed decision with respect to the purchase of this Note.

(d) Tax Advisors. Lender has reviewed with its own tax advisors the U.S. federal, state and local and non-U.S. tax consequences of this investment and the transactions contemplated by this Note. With respect to such matters, Lender relies solely on any such advisors and not on any statements or representations of Borrower or any of its agents, written or oral. Lender understands that it (and not Borrower) shall be responsible for its own tax liability that may arise as a result of this investment and the transactions contemplated by this Note.

(e) No “Bad Actor” Disqualification Events. Neither (i) Lender, (ii) any of its directors, executive officers, general partners or managing members, nor (iii) any beneficial owner of any of Borrower’s voting equity securities (in accordance with Rule 506(d) of the Act) held by Lender if such beneficial owner is deemed to own 20% or more of Borrower’s outstanding voting securities (calculated on the basis of voting power) is subject to any disqualifications described in Rule 506(d)(1)(i) through (viii) of the Act (“Disqualification Events”), except for Disqualification Events covered by Rule 506(d)(2)(ii) or (iii) or (d)(3) under the Act and disclosed reasonably in advance of the date hereof in writing in reasonable detail to Borrower.

ARTICLE 6

EVENTS OF DEFAULT

6.1. Events of Default. Each of the following events shall constitute an event of default (“Event of Default”) and Lender shall thereupon have the option to declare any and all unpaid principal amount (including capitalized interest) of this Note (together with all accrued but unpaid interest thereon and fees and all other amounts due in connection herewith) (the “Obligations”) immediately due and payable, and the Maturity Date to have occurred, in each case, all without demand, notice, presentment or protest or further action of any kind (it also being understood that upon the occurrence of any of the events or conditions set forth in subparagraphs (d), (e) or (f), all Obligations hereunder shall automatically become immediately due and payable and the Maturity Date shall be deemed to have occurred, in each case, without demand, notice, presentment or protest or further action of any kind):

(a) Payments - if Borrower fails to make any payment of principal or interest owing hereunder on the date when such payment is due and payable; or

(b) General Covenant Defaults - if Borrower fails to perform, comply with or observe any covenant or undertaking contained in this Note, and such failure continues for a period of thirty (30) days after Borrower becomes, or should have become, aware of such failure; or

(c) Representations or Warranties—if any representation, warranty or other statement by or on behalf of Borrower contained in or pursuant to this Note is false, erroneous or misleading in any material respect when made; or

(d) Assignment for Benefit of Creditors, Etc.—if Borrower makes or proposes an assignment for the benefit of creditors generally, offers a composition or extension to creditors or makes or sends notice of an intended bulk sale of any business or assets now or hereafter owned or conducted by Borrower; or

(e) Bankruptcy, Dissolution, Etc.—upon the commencement of any action for the bankruptcy, dissolution or liquidation of Borrower, or the commencement of any proceeding to avoid any transaction entered into by Borrower, or the commencement of any case or proceeding for reorganization or liquidation of Borrower, or any of their debts under the Bankruptcy Code or any other state or federal law, now or hereafter enacted for the relief of debtors, whether instituted by or against Borrower; provided, however, that Borrower shall have sixty (60) days to obtain the dismissal or discharge of involuntary proceedings filed against Borrower; or

(f) Receiver—upon the appointment of a receiver, liquidator, custodian, trustee or similar official or fiduciary for Borrower or for any portion of Borrower’s property, the value of which exceeds One Million Dollars ($1,000,000) in the aggregate; or

(g) Cross-Default—Any breach or default occurs under (x) the terms of the Senior Loan Agreement (as in effect as of the date hereof) or any replacement agreement or (y) other indebtedness in excess of $5,000,000, if the maturity of or any payment with respect to such debt in (x) or (y) above is or would permit the holder of any such debt to declare or cause such debt to be accelerated or demanded due to such breach; or

(h) Change of Control; Sale of all or Substantially All Assets. A Change of Control (as defined in the Senior Credit Agreement as in effect as of the date hereof) with respect to Borrower shall occur or Borrower shall sell, transfer or otherwise convey all or substantially all of its asset and as a result of any of the foregoing, the obligations under the Senior Credit Agreement become or are declared to be due and payable or are required to be prepaid; or

(i) Shareholder Approval; Rights Offering. The failure of Borrower to obtain Shareholder Approval by January 31, 2021; or the Rights Offering is not consummated prior to May 31, 2021.

6.2. Cure. Nothing contained in this Note shall be deemed to compel Lender to accept a cure of any Event of Default hereunder.

6.3. Nature of Remedies. Upon the occurrence of an Event of Default, Lender shall have all rights and remedies granted Lender hereunder, or otherwise available at law or in equity, all of which shall be deemed concurrent and cumulative, and not alternative remedies, and Lender may proceed with any number of remedies at the same time until all Obligations are satisfied in full. The exercise of any one right or remedy shall not be deemed a waiver or release of any other right or remedy, and Lender, upon or at any time after the occurrence and during the continuance of an Event of Default, may proceed against Borrower at any time, under any agreement, with any available remedy and in any order. Notwithstanding the foregoing, an Event of Default pursuant to Section 6.1(i) shall not give rise to a right to accelerate the obligations owing hereunder unless otherwise permitted pursuant to the Subordination Agreement.

ARTICLE 7

MISCELLANEOUS

7.1. Waivers. Borrower waives presentment, demand for performance, notice of nonperformance, protest, notice of protest and notice of dishonor. No failure or delay on the part of Lender in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

7.2. Notice.

(a) Any notices or consents required or permitted by this Note shall be in writing and shall be deemed given if delivered in person or if sent by facsimile, e-mail or by nationally-recognized overnight courier, or via first-class, certified or registered mail, postage pre-paid to the address of the applicable party set forth below:

Address for notices to Borrower:

Condor Hospitality Trust, Inc. 1800 West Pasewalk Avenue, Suite 120
Norfolk, NE 68701
Attn: J. William Blackham
Fax: (513) 233-0340
E-mail: bblackham@trustcondor.com

With a copy to:

McGrath North Mullin & Kratz, PC LLO 1601 Dodge Street, Suite 3700
First National Tower
Omaha, NE 68102
Attn: Jason Benson
Fax: (402) 952-6864
Email: jbenson@mcgrathnorth.com

Address for notices to Lender:

c/o StepStone Group 450 Lexington Avenue, 31st Floor New York, NY 10017 Attn: Matthew Lambert, Deputy General Counsel Email: mlambert@stepstoneglobal.com

With a copy to:

Jones Day 90 South Seventh Street, Suite 4950 Minneapolis, Minnesota 55402 Attn: Brad Brasser Email: bcbrasser@jonesday.com

(b) Any notice sent by Borrower or Lender by any of the above methods shall be deemed to be given when so received.

(c) Lender shall be fully entitled to rely upon any facsimile or e-mail transmission or other writing purported to be sent by any authorized officer of Borrower as being genuine and authorized.

7.3. Amendment. This Note and any provision hereof may only be amended by an instrument in writing signed by Borrower and Lender. The term “Note” and all references thereto, as used throughout this instrument, shall mean this instrument as originally executed, or if later amended or supplemented, then as so amended or supplemented.

7.4. Assignability. This Note shall be binding upon Borrower and its successors and assigns and shall inure to the benefit of Lender and its successors and assigns. Borrower shall not assign this Note without the prior written consent of Lender. Prior to the Maturity Date, Lender shall not assign, pledge, hypothecate or otherwise convey this Note (other than to an affiliate), without the consent of Borrower. The sale, assignment, conveyance, encumbrance or other transfer of this Note is also subject to the terms and conditions of the Subordination Agreement.

7.5. Governing Law, Etc. This Note shall be governed by, and construed in accordance with, the internal laws of the State of New York without regard to the principles of conflicts of laws. Each of Borrower and Lender hereto hereby irrevocably consents, to the maximum extent permitted by law, that any action or proceeding relating to this Note or the transactions contemplated hereby shall be brought, at the option of the party instituting the action or proceeding, in any court of general jurisdiction in New York County, New York, in the United States District Court for the Southern District of New York or in any state or federal court sitting in the area currently comprising the Southern District of New York. Each of the parties hereto waives any objection that it may have to the conduct of any action or proceeding in any such court based on improper venue or forum non conveniens, waives personal service of any and all process upon it, and consents that all service of process may be made by mail or courier service directed to it at the address set forth herein and that service so made shall be deemed to be completed upon the earlier of actual receipt or ten days after the same shall have been posted or delivered to a nationally recognized courier service. Nothing contained in this shall affect the right of any party hereto to serve legal process in any other manner permitted by law.

7.6. Lost or Stolen Note. Upon receipt by Borrower of evidence of the loss, theft, destruction or mutilation of this Note, Borrower shall execute and deliver a new Note, in the form hereof, in such denominations as Lender may request.

7.7. Specific Shall Not Limit General; Construction. No specific provision contained in this Note shall limit or modify any more general provision contained herein. This Note shall be deemed to be jointly drafted by Borrower and Lender and shall not be construed against any person as the drafter hereof.

7.8. Severability. If any provision (or any part of any provision) contained in this Note shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision (or remaining part of the affected provision) of this Note, and this Note shall be construed as if such invalid, illegal or unenforceable provision (or part thereof) had never been contained herein, but only to the extent such provision (or part thereof) is invalid, illegal or unenforceable. Furthermore, there shall be automatically substituted herein for such invalid, illegal or unenforceable provision, a provision as similar thereto as possible which is valid, legal and enforceable.

7.9. Expenses and Indemnities. Borrower shall reimburse Lender, on demand, for the reasonable legal fees and expenses incurred by it in connection with (a) negotiation, execution and preparation hereof and of the Subordination Agreement, including any amendments, modifications, waivers, consents or acquitances with respect hereto or thereto; and (b) without duplication of Borrower’s obligations to Lender under the documentation relating to the Rights Offering, the enforcement by Lender of any of its rights or Borrower’s obligations under and pursuant to the terms of this Note and the Subordination Agreement (and any amendments, modifications, waivers, consents or acquitances with respect hereto or thereto).

7.10. Reservation of Shares. Borrower hereby agrees that, for so long as this Note remain outstanding, there shall be reserved for issuance and delivery upon Conversion such number of its authorized but unissued shares of Common Stock as will be sufficient to permit the Conversion in full of this Note.

7.11. Registration Rights. Borrower covenants and agrees that, with respect to the shares of Common Stock issued pursuant to any Conversion, the registration rights under the Investor Rights Agreement Investor Rights Agreement dated March 16, 2016 by and among Borrower, SREP and StepStone Group Real Estate LP shall include and apply to such shares Common Stock, and for all purposes thereof such shares of Common Stock shall be deemed to be Registrable Securities (as defined therein) that are held by SREP.

7.12. IRSA Note. Lender acknowledges that Borrower, as borrower, intends to enter an IRSA Note with IRSA or an affiliate in the original principal amount of Two Million Seven Hundred and Seventy-Nine Thousand and Five Hundred and Fifty-Seven Dollars ($2,779,557), a true and complete copy of which has been previously provided to Lender, and agrees that notwithstanding anything else herein that all payments by Borrower on this Note and the IRSA Note shall be made concurrently, and such payment amounts shall be allocated to each of this Note and the IRSA Note pro rata to the respective amounts then owing by Borrower under this Note and the IRSA Note. Borrower shall not agree to any amendments of the IRSA Note unless similar amendments to this Note are agreed to by Lender.

7.13. Counterparts. This Note may be executed in counterparts, all of which counterparts taken together shall constitute one completed fully executed document.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Note to be signed in their name by their duly authorized officer as of the date first written above.

BORROWER:

CONDOR HOSPITALITY TRUST, INC.

By :	/s/ J. William Blackham
Name: J. William Blackham
Title: President and Chief Executive Officer

LENDER:

SREP III FLIGHT – INVESTCO 2, L.P.

By: STEPSTONE REP III (GP), LLC, its General Partner

By: STEPSTONE GROUP REAL ESTATE, LP, its Manager

By: STEPSTONE GROUP REAL ESTATE HOLDINGS LLC, its General Partner

By:	/s/ John Waters
Name: John Waters
Title: Partner

[Signature Page to Convertible Promissory Note and Loan Agreement]